JPMorgan Value Opportunities Fund, Inc.

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 74U1 and 74U2 and 74V1 and 74V2, complete answers are as follows:

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000's omitted)
Class A	4,305
Class B	531
Class C	453
Class I	39,155

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.95
Class B	$17.66
Class C	$17.67
Class I	$17.98